                                    FILED PURSUANT TO RULES 424(b)(3) AND 424(c)
                                                     REGISTRATION NO. 333-105509


                           PROSPECTUS SUPPLEMENT NO. 2
                        TO PROSPECTUS DATED JUNE 3, 2003

                                  NEXMED, INC.
                                13,190,422 SHARES
                                  COMMON STOCK

         This prospectus supplement relates to the resale, from time to time of up to 13,190,422 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling shareholders named in the prospectus dated June 3, 2003 or in any amendments or supplements thereto.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

         The information in the table appearing under the heading "Selling Shareholders" in the prospectus is amended by adding the information below with respect to selling shareholders not previously listed in the prospectus, and by superceding the information with respect to selling shareholders previously listed in the prospectus.

                              SELLING SHAREHOLDERS


                                                 PERCENTAGE           NUMBER OF
                                                 OF CLASS              SHARES             NUMBER OF
                                                 OWNED BY             OF COMMON           SHARES OF           PERCENTAGE OF
                                                 THE SELLING            STOCK           COMMON STOCK        CLASS TO BE OWNED
     NAME OF            NUMBER OF SHARES OF      SHAREHOLDER       BEING REGISTERED     TO BE OWNED           BY THE SELLING
     SELLING            COMMON STOCK OWNED       BEFORE THIS           BY THIS           AFTER THIS         SHAREHOLDER AFTER
 SHAREHOLDER (1)        BEFORE THIS OFFERING     OFFERING (3)        PROSPECTUS           OFFERING           THIS OFFERING (7)
 ---------------        --------------------     ------------        ----------           --------           -----------------
North Sound                  1,521,789 (2)         2.81%             1,778,107 (5)               0                    *
Legacy
Institutional
Fund LLC
North Sound                  1,487,253 (2)         2.74%             1,737,757 (5)               0                    *
Legacy
International
Ltd.
Herriot                        137,473 (2)           *                 137,473 (5)               0                    *
Tabuteau

*        Less than 1%.

(1) Other than Robert C. Ciricilo, who was Vice President-Legal and Business Affairs of the Company from May to December of 2000, and has served since that time as a legal consultant to the Company, neither the selling shareholders nor any of their officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

(2) Includes shares of Common Stock issuable on conversion of the Preferred Stock and shares of Common Stock issuable on exercise of warrants, which warrants are not exercisable until April 21, 2005. Assumes conversion of Preferred Stock held by the selling shareholders as of May 21, 2003 at a conversion price of $1.5686 per share and exercise of all warrants granted to them. The agreements we entered into with the purchasers of Preferred Stock prohibit each such purchaser from converting Preferred Stock or exercising the warrants issued in connection with the sale of Preferred Stock to the extent that, upon such conversion or exercise, such purchaser's and its affiliates' beneficial ownership of the Company's Common Stock (excluding beneficial ownership of Common Stock by virtue of ownership of certain securities or rights to acquire securities that have similar limitations on the right to convert, exercise or purchase) would exceed 4.95% of the total number of shares of Common Stock of the Company then issued and outstanding.

(3) This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 29,598,556 shares of Common Stock outstanding as of May 21, 2003 plus the number of shares of Common Stock issuable upon the exercise of options, warrants or other convertible securities held by the selling shareholder before this offering. This percentage includes shares of Common Stock issuable on conversion of the Preferred Stock, but excludes shares of Common Stock issuable on exercise of warrants not exercisable within 60 days.

(5) Pursuant to the terms of the Investor Rights Agreement dated April 21, 2003 with the purchasers indicated on Schedule 1 thereto, we agreed to register for each such selling shareholder a number of shares of Common Stock equal to 130% of the number of shares issuable upon full conversion of the Preferred Stock (at $1.5686 per share) plus 100% of the number of shares of Common Stock issuable upon the exercise of warrants.

(7) This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 29,598,556 shares of Common Stock outstanding as of May 21, 2003 plus the number of shares of Common Stock issuable upon the exercise of all options, warrants or other convertible securities held by the selling shareholder after this offering, assuming the sale by the selling shareholder of all of its shares covered by this prospectus.


                              ---------------------

         THE SHARES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                              ---------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 12, 2004